Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Heliogen, Inc.

Pasadena, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 31, 2022, (May 23, 2022 as to the effects of the restatement discussed in Note 3), relating to the consolidated financial statements of Heliogen, Inc. (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Los Angeles, California

May 10, 2023